[COMPANY LOGO]


                      VALHI REPORTS THIRD QUARTER RESULTS


     DALLAS, TEXAS . . . October 25, 1996. . . Valhi, Inc. (NYSE: VHI) reported a loss from continuing operations of $6.9 million, or $.06 per share, for the third quarter of 1996 compared to income of $12.2 million, or $.11 per share, in the third quarter of 1995. For the first nine months of 1996, income from continuing operations was $8.9 million, or $.08 per share, compared to $32.8 million, or $.29 per share, in 1995.

     Chemicals earnings at 55%-owned NL Industries declined in 1996 from the year-ago periods due to lower selling prices of titanium dioxide pigments (`TiO2''). Average TiO2 selling prices for the third quarter of 1996 were 15% lower than the third quarter of 1995 and 6% lower than the second quarter of this year. Selling prices at the end of the third quarter of 1996 were 15% lower than at the end of 1995. While TiO2 prices have declined, demand for TiO2 has continued to grow as third quarter 1996 TiO2 sales volume increased 17% compared with the third quarter of 1995. NL expects average TiO2 prices in the fourth quarter to be somewhat below the third quarter average and, as a result, the Company currently expects to report a fourth quarter loss from continuing operations. Based on the continuing decline in TiO2 selling prices during the third quarter and the current TiO2 industry pricing outlook, NL's Board of Directors has suspended its regular quarterly dividend.

     Average sugar selling prices for the third quarter of 1996 were 6% higher than the third quarter of 1995 with year-to-date 1996 prices up 4%. Sales volumes were down 22% in the third quarter and down 11% year-to-date due to a smaller crop. Refined sugar earnings comparisons were adversely impacted in 1996 by relative LIFO inventory changes, with LIFO adjustments reducing operating income for the third quarter by approximately $5.8 million ($12.9 million year-to-date) compared to last year. In other operations, both component products and fast food reported higher operating income.

     Discontinued operations represents the results of Medite Corporation's building products operations. As previously-reported, the Company expects to complete the sale of substantially all of Medite's assets in the fourth quarter of 1996 at a estimated pre-tax gain of approximately $100 million.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), general economic conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation, completion of pending asset/business unit dispositions and other risks and uncertainties detailed in the Company's SEC filings.

     Valhi, Inc. is a major producer of TiO2, refined sugar and other products.

                            * * * * *

                  VALHI, INC. AND SUBSIDIARIES

                      SUMMARY OF OPERATIONS

                           (Unaudited)

            (In millions, except earnings per share)

                                THREE MONTHS      NINE MONTHS
                                   ENDED            ENDED
                                 SEPTEMBER 30,    SEPTEMBER 30,

                               1995*    1996    1995*     1996
NET SALES
  Chemicals                   $255.4   $248.5  $  789.7 $  752.1
  Refined sugar                144.0    117.1     387.8    352.7
  Other                         48.9     50.8     143.9    150.6
                              ------   ------  -------- --------


                              $448.3   $416.4  $1,321.4 $1,255.4
                              ======   ======  ======== ========

OPERATING INCOME
  Chemicals                   $ 45.2   $ 14.1  $  134.2 $   81.5
  Refined sugar                  6.0      1.8     18.7      14.4
  Other                          6.5      7.4     20.0      20.8
                              ------   ------   ------  --------


  TOTAL OPERATING INCOME        57.7     23.3    172.9    116.7
Equity in Waste Control          -       (1.6)     -       (4.0)
Specialists
General corporate items, net    (5.8)    (3.0)   (16.1)    (7.2)
Interest expense               (28.7)   (26.4)   (89.8)   (81.5)
                              ------   ------   ------   ------



    Income (loss) before        23.2     (7.7)    67.0     24.0
taxes

Income taxes (benefit)          11.2     (3.1)    33.9      8.2
Minority interest                (.2)     2.3       .3      6.9
                              ------   ------  ------- --------


    INCOME (LOSS) FROM
CONTINUING                      12.2     (6.9)    32.8      8.9
     OPERATIONS
Discontinued operations          1.5      2.0      10.7   (10.7)
                              ------   ------  --------  ------


    NET INCOME (LOSS)         $ 13.7   $ (4.9) $   43.5 $   (1.8)
                              ======   ======  ======== ========

INCOME (LOSS) PER COMMON
SHARE
  Continuing operations         $.11    $(.06)    $.29     $ .08
  Discontinued operations        .01      .02      .09      (.09)
                                ----    -----     ----     -----



   NET INCOME (LOSS)            $.12    $(.04)    $.38     $(.01)
                                ====    =====     ====     =====

Weighted average common
shares outstanding
                               114.4    114.6     114.4    114.6
                               =====    =====     =====    =====

<F1>
    * RECLASSIFIED FOR DISCONTINUED OPERATIONS.